Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Exicure, Inc.:

We consent to the use of our report dated March 11, 2021, with respect to the consolidated balance sheets of Exicure, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, included in the Annual Report on Form 10-K of Exicure, Inc. for the year ended December 31, 2020, incorporated by reference herein.
(signed) KPMG LLP
Chicago, Illinois
March 11, 2021